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THE NARRAGANSETT ELECTRIC COMPANY
Statement of Income
Twelve Months Ended March 31, 2000
(Unaudited)
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          (In Thousands)
Operating revenue     $427,788
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Operating expenses:
     Fuel for generation and purchased electric energy:
          Non-affiliates     152,657
          New England Power Company, an affiliate     19,839
          Contract termination charges from
             New England Power Company     43,005
     Other operation     73,838
     Maintenance     14,003
     Depreciation         24,195
     Taxes, other than federal income taxes     37,066
     Federal income taxes     14,791
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          Total operating expenses     379,394
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Operating income     48,394

Other income:
     Other income (expense), net     (1,915)
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          Operating and other income     46,479
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Interest:
     Interest on long-term debt     14,031
     Other interest     2,965
     Allowance for borrowed funds used during
      construction - credit     (56)
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          Total interest     16,940
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Net income     $ 29,539
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Statement of Retained Earnings

Retained earnings at beginning of period     $  91,418
Net income     29,539
Dividends declared on cumulative preferred stock     (377)
Purchased accounting adjustment     (120,952)
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Retained earnings (deficit) at end of period     $    (372)
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